Exhibit 99.1

Investor Contact:	Media Contact:
Paul Goldberg	Adrian Sakowicz
Vice President - Investor Relations	Vice President - Communications
(212) 922-1640	(630) 743-5039
peg@dovercorp.com	asakowicz@dovercorp.com

RICHARD J. TOBIN JOINS DOVER'S BOARD AS INDEPENDENT DIRECTOR

Downers Grove, IL, August 4, 2016 - Dover (NYSE: DOV) today announced the appointment of Richard J. Tobin, Chief Executive Officer of CNH Industrial NV, to its Board of Directors. The appointment of Mr. Tobin, which is effective immediately, increases the size of the Board from 11 to 12 directors. Mr. Tobin will serve on the Board’s Audit Committee.

Robert A. Livingston, Dover's President and Chief Executive Officer, said, "Rich Tobin is a strong addition to our Board. His experience leading a complex global industrial business and his extensive background in international finance, management and information technology will serve Dover well. We welcome him, and look forward to his contributions to Dover’s continued success.”

Mr. Tobin, 53, has a broad range of industry and functional experiences acquired through regional and global leadership positions of significant responsibility and scope. He has served as Chief Executive Officer, Brand President, Case Construction Equipment and New Holland Construction Equipment, and President, Construction Equipment Products Segment, of CNH Industrial NV since 2013. He also serves on the Board of Directors of CNH Industrial NV. Prior to the integration of Fiat Industrial S.p.A. and CNH Global N.V. into CNH Industrial, Mr. Tobin was Group Chief Operating Officer of Fiat Industrial S.p.A. and President and Chief Executive Officer of CNH, a role he assumed in January 2012 after two years as Chief Financial Officer of CNH. Prior to joining CNH, he was with SGS Group of Geneva, Switzerland, most recently serving as Chief Finance Officer & Head of Information Technology.

About Dover:
Dover is a diversified global manufacturer with annual revenue approaching $7 billion. We deliver innovative equipment and components, specialty systems and support services through four major operating segments: Energy, Engineered Systems, Fluids, and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for over 60 years, our team of 26,000 employees takes an ownership mindset, collaborating with customers to redefine what's possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under "DOV." Additional information is available at www.dovercorporation.com.